Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 1, 2007	Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2007

PRYOR, OKLAHOMA (November 1, 2007) – Orchids Paper Products Company (AMEX:TIS) today reported record net sales and EBITDA levels for the third quarter of 2007 of $19.2 million and $2.7 million, respectively.

Net sales of $19.2 million in the third quarter of 2007 represented an increase of 27% over the $15.2 million reported in the prior year quarter. The increase in net sales in the 2007 quarter was due to a 27% increase in total tons shipped, to approximately 13,400 tons. Increased shipments of both parent rolls and converted products accounted for the volume increase. The average price per ton was flat as an 8% increase in the price per ton of converted products was offset by the effects of higher parent roll sales, which sell for a lower price than finished products.

For the first nine months of 2007, the Company reported net sales of $54.4 million, an increase of 27% compared to $42.9 million reported for the first nine months of 2006, primarily due to higher shipment volume levels and higher prices per ton for converted products. Shipments rose 31% to approximately 37,400 tons in the nine-month period of 2007, compared to approximately 28,500 tons in the same period of 2006 due to higher sales of parent rolls and converted products. The net selling price per ton declined 3% in the first nine months of 2007 compared to the same period of 2006 primarily due to the effect of increased sales of parent rolls to third parties being largely offset by the higher prices for converted products.

In the third quarter of 2007, earnings before interest, taxes, depreciation and amortization (EBITDA) increased approximately $1.23 million to $2.68 million, compared to $1.45 million in the same period of 2006. EBITDA as a percent of net sales increased to 14% in the current year quarter compared to 10% in the prior year quarter. Higher selling prices for converted product and increased overall shipment levels were the main contributors to the improved EBITDA performance in the quarter. EBITDA increased approximately $4.12 million to $6.46 million in the nine months ended September 30, 2007 from $2.34 million in the same period of 2006. EBITDA as a percent of net sales increased to 12% in the current year nine-month period compared to 5% in the comparable prior year period. Reduced purchases of parent rolls from third parties, higher selling prices for converted products and increased overall shipment levels were the major reasons for the improvement in EBITDA in the nine months ended September 30, 2007 compared to the prior year period.

The Company reported net income of $1,136,000, or $0.18 per diluted share, in the third quarter of 2007, an increase of $1,287,000 compared with a net loss of $151,000, or ($0.02) per diluted share, in the same period of 2006. Net income was $1,748,000, or $0.27 per diluted share, for the first nine months of 2007, an increase of $2,010,000 compared to the $262,000 loss, or ($.04) per share, reported for the first nine months of 2006.

Gross profit for the third quarter of 2007 was $3.4 million compared to $1.9 million in the prior year quarter, an increase of 84%. Gross profit as a percentage of net sales increased from 12% in the third quarter of 2006 to 18% in the third quarter of 2007. The improvement in gross profit percentage in the 2007 quarter is primarily attributable to increased sales volumes and higher selling prices for converted finished case products. Gross profit for the first nine months of 2007 increased $3.8 million, or 86%, to $8.2 million compared to $4.4 million in the same period in 2006. Gross profit as a percentage of net sales increased to 15% from 10% for the first nine months of 2007 compared to the same period in 2006. In the nine months ended September 30, 2007, the Company benefited from a lower overall cost of paper, as well as increased shipment volumes and higher selling prices for converted products. As a result of the production from the Company’s new paper machine, which started up in June 2006, recycled parent roll purchases were not required in the first nine months of 2007, thereby reducing the Company’s overall paper cost.

Selling, general and administrative expenses in the third quarter of 2007 totaled $1.5 million, an increase of 33% compared to $1.1 million in the third quarter of 2006. As a percent of net sales, selling general and administrative expense in the 2007 quarter increased slightly to 7.8% compared to 7.4% in the same period in the prior year. Stock option expense and executive search costs related to the Company’s new CEO, and expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 accounted for most of the increase. Selling, general and administrative expenses increased $400,000, or 11%, to $4.1 million in the nine months ended September 30, 2007 mainly as a result of the aforementioned costs of hiring the Company’s new CEO, higher commission expense resulting from the higher converted product sales and costs related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. As a percent of net sales, selling, general and administrative expenses decreased to 7.5% in the first nine months of 2007 compared to 8.5% in the same period of 2006.

Interest expense decreased $201,000 to $635,000 in the third quarter of 2007, compared to $836,000 in the same period in 2006. Lower interest rate margins under the Company’s new credit facility dated April 9, 2007 and reduced borrowings under our revolving credit line accounted for the lower interest expense in the 2007 quarter. Interest expense increased to $2,216,000 in the first nine months of 2007, compared to $1,126,000, net of capitalized interest of $992,000 related to the Company’s new paper machine project. Excluding the interest capitalization, interest expenditures increased $98,000 in the first nine months of 2007 compared to the same period in 2006. For the nine-month period, interest expenditures were higher mainly due to increased average debt levels for the 2007 period resulting from borrowings during 2006 to fund construction of the new paper machine, which was partially offset by lower interest rate margins beginning in April 2007 and lower borrowings under the revolving credit line in the third quarter of 2007.

Commenting on the third quarter results, Mr. Robert Snyder, President and Chief Executive Officer stated, “Our results for the third quarter reflect our continued emphasis on improving performance throughout the company. Orchids’ management team is implementing a continuous improvement plan that will provide the opportunity to improve productivity and the cost effectiveness of our production facilities. This effort should in turn allow us to expand our customer base as well as our business with our current customers.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;
•	the market opportunity for the Company’s products, including expected demand for its products;
•	productivity and cost effectiveness; and
•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (4) availability and price of energy; (5) variable interest rate exposure; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10) ability to finance the capital requirements of its business; (11) costs to comply with government regulations; and (12) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006		2007	2006
Net Sales	$19,218	$15,154		$54,370	$42,928
Cost of Sales	15,802	13,297		46,136	38,502
Gross Profit	3,416	1,857		8,234	4,426
Selling, General and Administrative Expenses	1,491	1,124		4,053	3,653
Operating Income	1,925	733		4,181	773
Interest Expense	635	836		2,216	1,126
Other (Income) Expense, net	(2)	(17)		(29)	(80)
Income (Loss) Before Income Taxes	1,292	(86)		1,994	(273)
Provision (Benefit) for Income Taxes	156	65		246	(11)
Net Income (Loss)	$1,136	$(151)		$1,748	$(262)

Net income (loss) per share:
Basic	$0.18	$(0.02)		$0.28	$(0.04)
Diluted	$0.18	$(0.02)	(1)	$0.27	$(0.04)	(1)

Other Income Statement Data:
Depreciation	$750	$697		$2,248	$1,483
Commission Expense	$224	$188		$702	$579
Earnings Before Interest, Income Taxes,
Depreciation and Amortization (EBITDA)	$2,677	$1,447		$6,458	$2,336

Operating Data:
Total Tons Shipped	13,390	10,574		37,367	28,548
Net Selling Price per Ton	$1,435	$1,433		$1,455	$1,504
Total Paper Cost per Ton Consumed	$733	$733		$747	$810
Total Paper Cost	$9,819	$7,755		$27,926	$23,136

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$3,201	$1,191		$5,110	$2,488
Investing Activities	$(257)	$(2,163)		$1,023	$(17,268)
Financing Activities	$(2,945)	$970		$(6,133)	$14,405

Balance Sheet Data:

	As of
	September 30,	December 31,
	2007	2006
Working Capital	$3,108	$5,025
Net Property, Plant and Equipment	$56,268	$58,039
Total Assets	$68,156	$71,028
Long-Term Debt, net of current portion	$25,569	$31,575
Total Stockholders' Equity	$26,783	$24,704

(1)  Due to net loss, warrant and option shares are anti-dilutive, thus not considered.